Exhibit 4


                  POTOMAC ELECTRIC POWER COMPANY

                     LONG-TERM INCENTIVE PLAN


     This document provides information about 5,000,000 shares of the common stock, $1.00 par value ("Common Stock"), of Potomac Electric Power Company (the "Company"), issuable to officers, key employees and directors of the Company and its subsidiaries under the Company's Long-Term Incentive Plan (the "Plan").

                       ____________________


     THIS DOCUMENT RELATES TO CERTAIN SECURITIES THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933.

     No person is authorized to give any information or make any representation in connection with the offer described in this document, other than those contained herein or in another document specifically identified as part of the information statement of which this document is a part. Any information or representation not contained herein or in such other document must not be relied upon as having been so authorized. This document does not constitute an offer to sell, or a solicitation of any offer to buy, the securities described in this document in any State or other jurisdiction in which, or to any person to whom, it is unlawful to make such an offer or solicitation.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR A STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS INFORMATION STATEMENT. ANY
REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                       ____________________




April 22, 1998

     The Board of Directors of the Company (the "Board") adopted a Long-Term Incentive Plan (the "Plan" or "LTIP") for key employees (including officers) and directors of the Company and its subsidiaries. The shareholders of the Company approved the Plan on April 22, 1998, effective May 1, 1998. Awards may be made under the Plan until April 30, 2008. The Plan will continue in effect until all matters relating to the payment of awards have been settled. A summary of the principal provisions of the Plan is set forth below.

OBJECTIVE

     The objective of the LTIP is to increase shareholder value by providing a long-term incentive to reward officers, key employees and directors of the Company and its subsidiaries for the profitable performance of the Company and its subsidiaries, and to increase the ownership of Common Stock by such individuals.

SHARES AVAILABLE UNDER THE PLAN

     The number of shares of Common Stock that may be granted to participants under the proposed LTIP is 5,000,000. If an award lapses or the participant's rights with respect to an award otherwise terminate, any shares of Common Stock subject to such award will again be available for future awards under the LTIP.

ADMINISTRATION

     The LTIP will be administered by the Board. The LTIP gives the Board broad authority to determine the persons to whom, and the times at which, awards will be granted or lapse under the LTIP, the types of awards to be granted, the number of shares of Common Stock to be covered by each award, and all other terms and conditions for awards granted under the LTIP.

PARTICIPATION

     Each officer or key employee of the Company or its subsidiaries designated by the Board will be eligible to participate in the LTIP. Non-employee directors will receive a non-qualified stock option for 1,000 shares of Common Stock on or about May 1 of each year.

AWARDS

     Under the LTIP, the following types of awards may be granted from time to time by the Board:

     RESTRICTED STOCK. The Board may grant awards of Common Stock bearing restrictions ("Restricted Stock") prohibiting a participant's transfer of the Restricted Stock until the lapse of a restriction period. No consideration is payable by the participant as a result of the grant. The Board may establish the terms and conditions of each grant, including the restriction period (which will be not less than one and not more than 10 years), whether dividends will be paid currently or accumulated and the form of any dividend payment, and may also condition the awards on the completion of a specified period of service or on attainment, during a performance period established by the Board, of one or more performance objectives established by the Board. Performance objectives, which may vary from participant to participant, are determined by the Board and may include, but are not limited to, the performance of the participant, the Company, one or more of its subsidiaries, or any combination thereof. On completion of the restriction period and attainment of any performance objectives, the restrictions will expire with respect to one or more shares of Restricted Stock. If target performance objectives are exceeded, the Board may award additional Common Stock to a participant.

     OPTIONS. The Board may grant either incentive stock options ("ISO") that are qualified under Section 422 of the Code or options not intended to qualify under Section 422 of the Code ("Nonqualified Options"). No consideration is payable by the participant as a result of the grant. The Board may establish the terms and conditions of each grant; PROVIDED, HOWEVER, that an option to purchase a share of Common Stock may not be granted with an exercise price of less than 100% of the fair market value of a share of Common Stock on the grant date. Further, the period during which the options are exercisable will not exceed 10 years from the date of grant. In the Board's discretion, the exercise price may be paid in cash, shares of Common Stock, or both.

     PERFORMANCE UNITS. The Board may make performance awards payable in cash, Common Stock or both, upon attainment during a performance period established by the Board, of one or more performance objectives established by the Board. Performance objectives, which may vary from participant to participant, are determined by the Board and may include, but are not limited to, the performance of the participant, the Company, one or more of its subsidiaries, or any combination thereof.

     STOCK APPRECIATION RIGHTS. The Board may grant awards of stock appreciation rights in conjunction with an option or as a separate award. No consideration is payable by the participant as a result of the grant. The Board may establish the terms and conditions of each grant; PROVIDED, HOWEVER, the period during which the rights are exercisable may not exceed 10 years.

     Stock appreciation rights provide the right to receive a payment in cash, Common Stock, or both in the Board's discretion. If a grant is in conjunction with an option, the option must be surrendered, and the amount of the payment will be determined, in the Board's sole discretion, based on (i) the excess of the fair market value of the Common Stock at the date of exercise over the option price or (ii) the excess of the book value of the Common Stock at the date of exercise over the book value of the Common Stock at the date the underlying option was granted. If a grant is not in conjunction with an option, the payment will be determined, in the Board's sole discretion, based on (i) the excess of the fair market value of the Common Stock at the date of exercise over the fair market value of the Common Stock at the date of grant of the stock appreciation right or (ii) the excess of the book value of the Common Stock at the date of exercise over the book value of the Common Stock at the date of grant of the stock appreciation right.

     DIVIDEND EQUIVALENTS. The Board may grant awards of dividend equivalents in conjunction with an option, a separately awarded stock appreciation right, performance units or awards of additional Common Stock if performance-based Restricted Stock target performance objectives are exceeded. No consideration is payable by the participant as a result of the grant. Each dividend equivalent entitles the participant to receive an amount, at such times and in a form and manner in the Board's discretion, equal to the dividend actually paid with respect to a share of Common Stock on each dividend payment date from the date of grant until the dividend equivalent lapses. Dividend equivalents will lapse at a date no later than the date the underlying award lapses or is exercised.

ACCELERATED AWARD

     If a participant is terminated as an employee or director or suffers a diminution of responsibility, authority, position or salary following a change in control of the Company, a participant with an outstanding restricted stock or performance unit award will be entitled to an accelerated, prorated payout, and any outstanding option or stock appreciation right award will be immediately exercisable. If the original award provided for payment in Common Stock, any required payout will be made in Common Stock. For purposes of the LTIP, the term "change in control" means (i) the purchase or acquisition by any person, entity or group of persons (within the meaning of Section 13(d) or 14(d) of the Exchange Act, or any comparable successor provisions), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of the combined voting power of the Company's then outstanding shares of voting securities, or (ii) the approval by the shareholders of the Company of a merger or consolidation with respect to which persons who were shareholders of the Company immediately prior to such merger or consolidation do not, immediately thereafter, own more than 70% of the combined voting power of the merged or consolidated entity's then outstanding securities, or (iii) a liquidation of the Company or the sale of substantially all of its assets, or (iv) within a 24-month period, a change of more than one-half of the members of the Board whose election by the Board or nomination for election by the Company's shareholders was approved by a vote of at least 2/3 of the directors who were directors at the beginning of the period or whose election or nomination was previously so approved.

TAX WITHHOLDING

     The Company or its subsidiaries may withhold any applicable federal, state or local taxes upon payment under an award. Subject to any applicable law, if payment under an award is to be made in Common Stock, the Board may in its discretion permit or require a participant to satisfy any withholding or other taxes payable through (i) the payment of cash by the participant to the Company or its subsidiaries, (ii) the retention by the Company or its subsidiaries of shares of Common Stock or (iii) the delivery by the participant to the Company or its subsidiaries of Common Stock owned by the participant. Special rules apply to participants subject to the reporting requirements of Section 16(a) of the Exchange Act.

FEDERAL INCOME TAX CONSEQUENCES

     The federal income tax consequences of an award under the LTIP depend on the type of award. The following is a summary of the Federal income tax consequences of each type of award. There may also be state and local income taxes applicable to these transactions. Plan participants are urged to consult their own tax advisors regarding the tax consequences of an award under the LTIP. The Plan does not qualify for special tax treatment under
Section 401(a) of the Internal Revenue Code of 1986.

     RESTRICTED STOCK. The grant of Restricted Stock does not result in taxable income to a participant or a tax deduction for the Company. At the time the restrictions expire, however, a participant will realize ordinary taxable income in an amount equal to the fair market value of the Common Stock on the date the restrictions expire, and the Company will be entitled to a corresponding deduction. In addition, during or after the restriction period (depending on whether the dividends are paid to the individuals or accumulated), a participant will be taxed on the dividends paid with respect to Restricted Stock as compensation, and the Company will be entitled to a corresponding deduction.

     INCENTIVE STOCK OPTIONS. ISOs under the Plan are intended to meet the requirements of Section 422 of the Code. The grant of an ISO does not result in taxable income to the participant or a tax deduction for the Company. The exercise of an ISO will not result in ordinary taxable income to the participant (although the difference between the exercise price and the fair market value of the Common Stock subject to the option may result in alternative minimum tax liability to the participant) and the Company will not be allowed a deduction at any time in connection with such award, if the following conditions are met: (i) at all times during the period beginning with the date of grant and ending on the day three months before the date of exercise, the participant is an employee of the Company or of a subsidiary; and (ii) the participant makes no disposition of Common Stock within two years from the date of grant nor within one year after the Common Stock is transferred to the participant. The three-month period is extended to one year in the event of disability and is waived in the event of death of the participant. If the Common Stock is sold by the participant after meeting these conditions, any gain realized over the exercise price ordinarily will be treated as long-term capital gain, and any loss will be treated as long-term capital loss, in the year of the sale.

     If the participant fails to comply with the employment or holding period requirements discussed above, the participant will recognize ordinary taxable income in an amount equal to the lesser of (i) the excess of the fair market value of the Common Stock on the date of exercise over the exercise price or
(ii) the excess of the amount realized upon such disposition over the exercise price. If the participant realizes ordinary taxable income on account of such a disqualifying disposition (described above), a corresponding deduction will be allowed to the Company for the same year.

     NONQUALIFIED STOCK OPTIONS. The grant of a Nonqualified Option does not result in taxable income to the participant or a tax deduction for the Company. Upon exercise of a nonqualified stock option, the participant will realize compensation taxable as ordinary income in an amount equal to the difference between the exercise price and the fair market value of the Common Stock on the date of exercise, and the Company will be entitled to a corresponding deduction for the same year. The participant's basis in such shares will be the fair market value on the date income is realized, and when the participant disposes of the shares he or she will recognize capital gain or loss, either long-term or short-term, depending on the holding period of the shares.

     STOCK APPRECIATION RIGHTS. The grant of a stock appreciation right does not result in taxable income to the participant or a tax deduction for the Company. Upon exercise of a stock appreciation right, the participant will realize ordinary taxable income in an amount equal to the excess of the fair market value of the Common Stock or cash received over any amount paid by the participant upon exercise, and the Company will be entitled to a corresponding deduction for the same year.

     PERFORMANCE UNITS. The grant of a performance unit does not result in taxable income to the participant or a tax deduction for the Company. Upon the expiration of the applicable award cycle and receipt of the Common Stock distributed in payment of the award or an equivalent amount of cash, the participant will realize ordinary taxable income equal to the full fair market value of the shares delivered or the amount of cash paid. At that time, the Company generally will be allowed a corresponding tax deduction equal to the compensation taxable to participant.

     Accounting principles require that restricted share awards be charged against earnings on a pro rata basis over the restriction period and will be based on the value of the stock at the date of grant. Under the terms of the LTIP, the granting of ISOs or Nonqualified Options, without accompanying stock appreciation rights, will not require a charge against earnings. The granting of stock appreciation rights, however, will require that earnings be charged over the specified award period for any appreciation in the value of the underlying stock subsequent to the date of grant.

SOURCE OF SHARES

     Shares to satisfy awards made under the Plan will be purchased either from the Company or on the open market. Shares acquired from the Company will be legally authorized but unissued shares of Common Stock of the Company. Shares acquired on the open market will be purchased through a registered broker-dealer. Open market purchases may be made on any securities exchange where shares of the Company's Common Stock are traded, in the over-the-counter markets or in negotiated transactions. The Company bears all of the costs of administering the Plan, including the payment of all brokerage commissions incurred in the purchase of Common Stock to satisfy awards under the Plan.

FORFEITURE

     In the event a participant ceases to be a director or ceases employment, an award will lapse, become exercisable or be forfeited in accordance with the Plan and the terms of the award granted under the Plan.

NONTRANSFERABILITY

     Participants may not assign or transfer any benefits under the Plan, except by will or by the laws of descent and distribution. Benefits are not subject to attachment or other legal process except as specifically mandated by statute, and, as requested by the participant and approved by the Board, to satisfy income tax withholding. Upon the death of a participant, his designated personal representative or beneficiary may exercise his rights to the extent permitted by the Plan and the award granted under the Plan.

AMENDMENT AND TERMINATION OF THE PLAN AND AWARDS

     The Board may amend, suspend, alter or terminate the Plan; provided that, the shareholders of the Company must approve any amendment that would
(i) materially increase the benefits accruing to participants under the Plan,
(ii) materially increase the number of securities that may be issued under the Plan, (iii) extend the period for granting options under the Plan or
(iv) materially modify the requirements of eligibility for participation in the Plan. Awards granted under the Plan may be amended with the consent of the recipient so long as the amended award is consistent with the terms of the Plan under which the award was made, except that the Plan may be terminated or amended as required by law. However, the Board may amend the Plan as it deems appropriate to ensure compliance with Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and to address issues concerning the deductibility by the Company of executive compensation under
Section 162(m) of the Internal Revenue Code.

RESALE RESTRICTIONS

     Shares of Common Stock acquired under the Plan by participants who are affiliates of the Company (generally, officers at the level of vice president and above and directors) will be subject to certain resale restrictions under Rule 144 promulgated by the Securities and Exchange Commission (the "SEC") pursuant to the Securities Act of 1933, as amended (the "Securities Act"). Sales under Rule 144 must comply with certain manner of sale requirements and, unless qualifying for an exception based on a limited number of shares to be sold, must be preceded by the filing of a Form 144 with the SEC. In addition, the number of shares sold by an affiliate under Rule 144 during any three-month period may not exceed the greater of (i) one percent of the outstanding Common Stock or (ii) the average weekly trading volume of the Common Stock during the four-week period prior to the filing of the Form 144 with the SEC.

     Plan participants who are or become directors of the Company and policy-making officers of the Company will be subject to certain reporting requirements and trading restrictions under Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules promulgated by the SEC pursuant thereto.

ERISA

     The Company believes the Plan is neither currently qualified under the Internal Revenue Code nor subject to the Employee Retirement Income Security Act of 1974, as amended.

ADDITIONAL INFORMATION

     For additional information about the Plan and its administrators, you may contact the Secretary of the Company at the Company's principal offices at 1900 Pennsylvania Avenue, N.W., Washington, D.C. 20068 (telephone number
(202) 872-3526).

     The following documents filed with the Securities and Exchange Commission are hereby incorporated by reference:

          (a) The Company's Annual Report on Form 10-K for the year ended December 31, 1997.

          (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 1997.

          (c) The description of the Company's Common Stock included in registration statements and reports filed under the 1934 Act including any amendment or report filed for the purposes of updating such description.

     Each document or report subsequently filed by the Company with the SEC pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of the Registration Statement on Form S-8 to which this document relates (the "Registration Statement"), but prior to the filing of a post effective amendment to the Registration Statement which indicates that all securities offered by the Registration have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference therein.

     Any statement contained in this document or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any subsequent document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this document.

     The Company will provide without charge to each person to whom this document is delivered a copy of its Annual Report for its latest fiscal year, copies of each document that is incorporated by reference in this document (but not including any exhibit to such documents unless such exhibit is specifically incorporated by reference in such document) and copies of all reports, proxy statements and other communications distributed to the Company's shareholders generally. Persons desiring copies of these documents should direct requests, orally or in writing to the Secretary of the Company at the address or telephone number listed above.